For Immediate Release

Charles & Colvard Provides Fourth Quarter Sales Guidance

And Update On Expanded Distribution

MORRISVILLE, N.C., December 21, 2005 -- Charles & Colvard, (NASDAQ: CTHR) the sole source of moissanite -- a created jewel available for use in fine jewelry -- today provided fourth quarter 2005 sales guidance and updated the status of expanded distribution.

Fourth Quarter 2005 Sales Guidance

According to Bob Thomas, President and Chief Executive Officer of Charles & Colvard, "The fourth quarter of the year is anticipated to show a significant improvement in sales over the same quarter in 2004. Based upon customer orders and indications, we expect fourth quarter 2005 sales to be between $11.3 million and $12.2 million, or between 30% to 40% ahead of last year's fourth quarter sales of $8.7 million."

Business Expansion Update

Mr. Thomas stated, "Our efforts with Helzberg Diamonds in the previously announced test program have resulted in Helzberg deciding to begin an in-case program of fine moissanite jewelry in the first quarter of 2006. Moissanite jewelry will be introduced at approximately 40 Helzberg locations during the upcoming quarter, and if the initial rollout is successful, we expect to continue the rollout to additional Helzberg locations during the year. If we continue to execute successfully, it is possible that fine moissanite jewelry will be available in all Helzberg locations by the end of 2006 or in early 2007."

Mr. Thomas continued, "Based on the results of our work with Gordon's Jewelers, the management of that division of the Zale Corporation has decided to continue the test distribution of moissanite in the first quarter of 2006. Additionally, the success of our program at Gordon's has not gone unnoticed by the other divisions of the Zale Corporation evidenced by a moissanite trunk show event held at a South Florida Zale's Outlet location earlier this month."

Mr. Thomas noted, "Harry Ritchie, an upscale 3rd generation regional jewelry chain with 28 outlets in the Northwest has successfully introduced moissanite in each of their locations during the past three months."

Mr. Thomas concluded, "Our sales and marketing efforts in 2006 will focus on helping existing moissanite retailers more fully develop and grow their moissanite businesses as opposed to the previous focus of adding new retail doors. Our efforts will include, but not be limited to, increased advertising, a new Public Relations effort, headed by a new Public Relations Firm recently engaged for the task, continuous sales training for the sales associates at our retail partners, and individually tailored promotional efforts for specific retailers. We fully expect that we will continue to gain new distribution during the year, with an approximate goal of adding 1000 new domestic outlets. Our revenue goal for 2006 is to grow revenues by an amount roughly equal to the absolute dollar amount of our growth in 2005, but we freely acknowledge that it is difficult to predict what our revenues might be in any given quarter or whether we will ultimately achieve our revenue goal. As we shift our sales and marketing focus, our rate of growth is likely to become more uneven than in past periods."

CONFERENCE CALL

Management will host a conference call on Thursday December 22, 2005 at 9:00 a.m. ET. At that time, Robert S. Thomas, President and Chief Executive Officer, and James R. Braun, Chief Financial Officer will provide a business overview and an update on corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-896-0863 (973-339-3086 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet.

To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code # 6828470 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company's ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB; dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc., our early stage of development, dependence on continued growth and consumer acceptance of the Company's products, and other risks and uncertainties set forth in the Company's 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

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CONTACT:

Jim Braun, CFO

Charles & Colvard

(919) 468-0399 Ext. 224

jbraun@moissanite.com

OR:

INVESTOR RELATIONS:

Tony Schor

Investor Awareness, Inc.

(847) 945-2222

tony@investorawareness.com